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VOYA RUSSIA FUND

PLAN OF LIQUIDATION AND DISSOLUTION OF SERIES

This Plan of Liquidation and Dissolution of Series (the "Plan") is made by Voya Mutual Funds (the "Trust"), a Delaware statutory trust, with respect to Voya Russia Fund (the "Fund"), a separate series of shares of beneficial interest, and a segregated portfolio of assets, of the Trust. The Fund is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). This Plan is intended to accomplish the complete liquidation and dissolution of the Fund in conformity with all applicable provisionsof Delaware law, the Investment Company Act, the Internal Revenue Code of 1986, as amended (the "Code"), and the Trust's Amended and Restated Declaration of Trust dated June 3, 2004, as amended (the "Declaration of Trust"), and By- Laws.

WHEREAS, the Trust's Board of Trustees (the "Board") has determined, on behalf of the Fund, following a recommendation from Fund management, that it is in the best interests of the Fund and its shareholders to liquidate and dissolve the Fund; and

WHEREAS, Voya Investments, LLC serves as investment manager to the Fund (such entity, along with any successor investment manager to the Fund, being referred to herein as the Fund's "investment manager"), and NNIP Advisors B.V. serves as investment sub-adviser to the Fund; and

WHEREAS, by resolutions of the Board adopted on March 8, 2022, the Board considered and adopted this Plan as the method of liquidating and dissolving the Fund in accordance with applicable provisions of Delaware law and the Trust's Declaration of Trust and By-Laws;

NOW, THEREFORE, the liquidation and dissolution of the Fund shall be carried out in the manner hereinafter set forth.

1.Effective Date of Plan. This Plan shall become effective with respect to the Fund on May 4, 2022 (the "Effective Date"). Following the Effective Date, the Fund shall send to each shareholder a notice of the Board's decision to liquidate and dissolve the Fund.

2.Liquidation. As soon as practicable following the Effective Date, the Fund shall beliquidated (the "Liquidation"). This Plan is intended to constitute a plan of liquidation under Sections 331, 332, and

562of the Code, as applicable.

3.Cessation of Business. Upon the Effective Date, the Fund shall not engage in any business activities, except for the purposes of winding up its business and affairs and reducing its assets to cash, and shall distribute the Fund's assets, including as such assets have been reduced to cash, to its shareholders in accordance with the provisions of this Plan.

4.Liquidation of Assets. As soon as it is reasonable and practicable after the Effective Date, all portfolio securities of the Fund not already converted to cash or cash equivalents shall be converted to cash or cash equivalents. If any portion of the assets of the Fund cannot reasonably practicably be converted to cash or cash equivalents during the period prior to the Termination Date, the Fund may, except as provided in Section 8(b) below, (i) pay one or more liquidating distributions by transferring, on behalf of the shareholders as of the close of business on the Effective Date, assets that were not able to be converted to cash or cash equivalents to a liquidating trust, and/or (ii) as soon as reasonably practicable following the appearance of a market convert such remaining portfolio securities to cash at a price designed to achieve best execution followed by the payment of one or more liquidating distributions in cash to shareholders as of the close of business on the Effective Date.

5.Liabilities. During the period prior to the Effective Date, the Fund shall pay, discharge, or otherwise provide for the payment or discharge of, any and all liabilities and obligations of the Fund. If the Fund is unable to pay, discharge or otherwise provide for any liabilities of the Fund during the period prior to the Effective Date, the Fund shall make reasonable provision for the payment of such liabilities and any contingent liabilities as required by Section 3808 of the Delaware Statutory Trust Act, including, without limitation, retaining cash or cash equivalents in an amount that it estimates is necessary to discharge: (i) any unpaid liabilities and obligations of the Fund on the Fund's books as of the Effective Date; (ii) such contingent liabilities of the Fund as the Trust's officers may reasonably deem to exist; and (iii) Liquidation Expenses, as such term is defined below, other than Liquidation Expenses this Plan contemplates will be paid from the proceeds of the sale of Zero-Valued Securities, as defined below.

6.Deferred Compensation Plan for Independent Trustees. The Fund shall terminate theDeferred Compensation Plan for Independent Trustees maintained by the Fund (the "Deferred Compensation Plan"), pursuant to Section 8.1 of such Deferred Compensation Plan, effective asof the Effective Date.

7.Distribution to Shareholders. After giving effect to any dividends declared pursuant to Section

8below, the Fund's assets will be distributed ratably among the Fund's shareholders of record at the close of business on the Effective Date, in the form of either: (i) cash or cash equivalents; and/or (ii) portfolio securities held by the Fund as of the date of such distribution. In the event a liquidating distribution is made in whole or in part in portfolio securities held by the Fund, such portion of the liquidating distribution shall be accomplished by the transfer of portfolio securities then credited to the account of the Fund to the accounts of each applicable shareholderof record as of the Effective Date.

If the Fund is unable to make distributions to all of the Fund's shareholders because of the inabilityto locate shareholders to whom distributions in cancellation and redemption of Fund shares are payable, the Trust may create, in the name and on behalf of the Fund, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of the Fund in such trust for the benefit of the shareholders.

8.Receipt of Cash or Other Distributions After the Effective Date; Zero-Valued Securities. (a) Subject to Section 8(b) below, following the Effective Date, if the Fund receives any cash or other property that it had not recorded on its books on or before the Effective Date, except as otherwise described below, such cash or other property will be paid or otherwise disbursed as contemplated by the Voya Funds Procedures for Distribution of Proceeds to Reorganized and Liquidated Funds (the "Distribution Procedures") as in effect as of the Effective Date and attached hereto as Exhibit A.

(b)(i) If, at the Effective Date, the Fund holds Zero-Valued Securities, the Fund (A) will continue to hold such Zero-Valued Securities for the period from the Effective Date through the Termination Date (as defined below), and (B) will instruct its custodian to continue to maintain a record of the Fund's ownership of those Zero-Valued Securities on its books and records.

(ii)If, at any time prior to the Termination Date, the Fund's investment manager determines that legal, regulatory, or market developments have occurred so that the Fund may lawfully sell such Zero-Valued Securities in transactions on the principal exchange for such Securities for a price greater than $0.00 and convert the proceeds of such sale to U.S. dollars which are freely available to the Fund, the investment manager shall retain a broker, dealer, transition manager, or entity acting in a similar capacity (a "Transition Manager") to sell such Zero-Valued Securities as soon as reasonably practicable consistent with seeking best execution for the Fund. The fees and expenses of any such Transition Manager shall be paid solely from the proceeds of any sale of Zero-Valued Securities effected by it. The Fund may alternatively sell any or all Zero-Valued Securities in private transactions at a time when the Fund is not able to sell the securities on their principal exchanges if, on the recommendation of Voya Investments, the Board considers that such sales would be appropriate.

(iii)The Fund shall distribute the net proceeds of any sale of Zero-Valued Securities contemplated by clause (ii) above in one or more additional liquidating distributions within 60 days after their receipt, the cost of such distribution to be paid solely from such proceeds; provided, however, that the Fund's investment manager may, in its discretion, delay any such distribution for up to an additional

90days (or such longer period as it may determine to be in the best interests of shareholders) if it determines in its discretion that actual or potential legal, regulatory, or market developments are such that additional Zero-Valued Securities may be sold during that period, whose proceeds may be combined with those previously received and undistributed. Notwithstanding the foregoing, any distribution by the Fund shall be subject to the provisions of the Distribution Procedures, other than those that apply after the Fund is dissolved (as that term is used in such Procedures).

(iv)The Fund will be terminated as soon as practicable after all securities held by the Fund are sold and the proceeds of those sales are distributed or after all securities owned by the Fund at the time cease, by governmental or other action, to represent valid legal interests of the Fund in their issuers, or, if earlier, on a date determined by the Board of the Trust upon recommendation of Voya Investments, but in no case earlier than December 31, 2023 (the "Termination Date"). Immediately prior to the Termination Date, any Zero-Valued Securities will be written off of the records of the Fund and disposed of in a manner determined by Fund management, subject to the oversight of the Board; the Fund will make no further distributions in respect of such Zero-Valued Securities.

(v)In the event of any inconsistency between the provisions of this Section 8(b) and any other provision of this Plan, this Section 8(b) shall control in respect of any Zero-Valued Securities held by the Fund.

(vi)The term "Zero-Valued Securities" shall mean any securities shown on the books of the Fund as held by the Fund at the Effective Date and as having at the Effective Date a fair value of $0.00.

9.Satisfaction of Federal Income and Excise Tax Distribution Requirements. At or immediately prior to the Effective Date, the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous dividends qualifying for the deduction for dividends paid under Section

561of the Code, shall have the effect of distributing to the shareholders of the Fund all of the Fund's investment company taxable income, all of the Fund's net capital gain, if any (after reduction for any capital loss carry-forward), and all of the Fund'snet tax-exempt income, if any, in each case earned or accrued: (i) in the taxable year of the Fund that includes the Effective Date; and (ii) in any prior taxable year in respect of which, at the time of declaration and payment of the dividend(s), the Fund is eligible to declare and pay a spillback dividend under section 855(a) of the Code and computed in each case without regard to any deduction for dividends paid, and any additional amounts necessary to avoid any excise tax described in Section 4982 of the Code for such periods.

10.Expenses. The Fund shall bear the expenses incurred in connection with carrying out this Plan with respect to the Fund, including, but not limited to, printing and legal expenses, and the expenses of reports to shareholders (the "Liquidation Expenses"). All such expenses will be considered extraordinary expenses for purposes of any expense limitation in effect with respect to the Fund.

11.Powers of Board of Trustees. The Trust's Board and, subject to the direction of the Board, its officers shall have authority to do or authorize any or all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the Investment Company Act or any other applicable laws. The death, resignation, or disability of any Trustee or any officer of the Trust shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in the Plan.

12.Amendment of Plan. The Board shall have the authority at any time to authorize variationsfrom or amendments to the provisions of the Plan as may be necessary or appropriate to effect the liquidation of the Fund, and the distribution of the Fund's net assets to its shareholders, including without limitation postponement of the Termination Date, in accordance with the laws of the State of Delaware, the Investment Company Act, the Code, and the Declaration of Trust and Bylaws of the Trust, if the Board determines that such action would be advisable and in the best interests of the Fund and its shareholders.

13.Termination of Plan. This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Trust's Board at any time prior to the Effective Date if circumstances should develop that, in the opinion of the Board, in its sole discretion, make proceeding with this Plan inadvisable for the Fund.

14.Filings. As soon as practicable following the earlier of the final distribution of the Fund's assets to shareholders or the Termination Date, the Trust shall file a notice of liquidation and dissolution of the Fund and any other documents as are necessary to effect the liquidation and dissolution of the Fund in accordance with the requirements of the Trust's Declaration of Trust, Delaware law, the Code, any applicable securities laws, and any rules and regulations of the U.S. Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns, including but not limited to the Fund's final income tax returns, and Forms 966, 1096, and 1099. Upon the last to occur of the foregoing, the Fund shall be deemed terminated.

15.Further Assurances. The Trust shall take such further action, prior to, at, and after the Effective Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

16.Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Delaware and shall be considered part of the governing instrument of the Trust within the meaning of the Delaware Statutory Trust Act.

VOYA MUTUAL FUNDS

on behalf of Voya RussiaFund

By: /s/ Maria M. Anderson

Maria M. Anderson

Vice President

VOYA INVESTMENTS, LLC

By: /s/ Todd Modic

Todd Modic

Senior Vice President

EXHIBIT A

Voya Funds Policy for Distribution of Proceeds to

Reorganized and Liquidated Funds

I.INTRODUCTION

From time to time, money ("After-Received Amount") is received relating to investments previously held by funds in the Voya funds complex (each, a "Fund," and collectively, the "Funds") that have been reorganized into other Funds or liquidated. As an example, a Fund that is eligible to participate in a class action settlement may file the necessary proof of claim forms with the appropriate claims administrator before the Fund's reorganization or liquidation, and the class action settlement proceeds may subsequently be received after the Fund has been reorganized or liquidated. This policy (the "Policy") is intended to address the payment of an After-Received Amount in those circumstances.

II.SETTLEMENT DISTRIBUTION

A.Reorganized Funds

An After-Received Amount payable to a reorganized Fund shall be paid to the successor Fund or pursuant to the terms of the relevant Agreement and Plan of Reorganization.

B.Liquidated Funds

(1)Prior to the date on which a liquidated Fund is dissolved under applicable state law (the "Dissolution Date"), if an After-Received Amount is received in respect of the liquidated Fund, an officer of the applicable registrant or his or her designee (an "Authorized Officer") shall determine an appropriate disposition of such After-Received Amount, in accordance with the following:

a)The Authorized Officer will cause to be identified the former shareholders of record of the Fund (each, a "Former Shareholder") on the date of liquidation of the Fund as contemplated by the Fund's Plan of Liquidation and Dissolution (the "Liquidation Plan") based on information received from the Fund's transfer agent (or other agent as maintains the records relating to Former Shareholders) or such other appropriate date as determined by the Authorized Officer (the "Liquidation Date").

b)The Authorized Officer will appoint an agent for the purpose of attempting to make such distribution (the "Agent"). The Agent will calculate the portion of the After-Received Amount distributable to each Former Shareholder based on such Former Shareholder's share ownership of the Fund on the Liquidation Date. The Authorized Officer shall prepare a document that includes the name and address of each Former Shareholder, along with the amount of the After-Received Amount distributable to such Former Shareholder (the "Distribution List"). If the address of a Former Shareholder is not included in the information received from the Funds' transfer agent, the Agent shall use reasonable efforts to determine such address.

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c)The Agent shall attempt to distribute the After-Received Amount to each Former Shareholder in the amounts shown on the Distribution List, on a date determined by the Authorized Officer within a reasonable time after the Distribution List is finalized; provided, however, that no distribution shall be made to any Former Shareholder to whom the amount distributable is shown on the Distribution List to be $25 or less (or such other dollar amount identified by the Agent, below which special administration, distribution, or other charges may apply). Where the distributable amount to a Former Shareholder is $25 or less, such Former Shareholder's After-Received Amount shall be disbursed as contemplated by Clause II(B)(2) below.

d)Reasonable expenses incurred after the Liquidation Date may be paid, and shall be deducted, from the After-Received Amount; provided that no such expenses shall be paid to a Fund's investment adviser or any affiliated person of the investment adviser unless such payment is specifically approved by a majority of the Non-Interested Directors/Trustees of the Voya funds.

e)Any portion of the After-Received Amount remaining after a liquidated Fund's Dissolution Date will be disbursed as contemplated by Clause II(B)(2) below. No Former Shareholder shall have any right to any amount disbursed as contemplated by Clause II(B)(2).

(2)An After-Received Amount received after a liquidated Fund's Dissolution Date will be distributed to any entity that the Fund's Authorized Officer or Authorized Officers consider appropriate, including potentially to the remaining series of the relevant Registrant or the remaining funds in the Voya funds complex. The Authorized Officers' determinations with respect to the distribution of such an After-Received Amount will be reported to the Funds' Boards of Directors/Trustees.

(3)For purposes of this Policy, a liquidated Fund's Dissolution Date shall not be less than 120 days after a Fund's Liquidation Date.

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